UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2015

Bluerock Residential Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36369	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Items 2.01 and 2.03 is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The disclosure below describes our investment in Arium Palms at World Gateway (formerly known as Century Palms at World Gateway). All figures provided below are approximate.

On August 20, 2015, Bluerock Residential Growth REIT, Inc., through our operating partnership, Bluerock Residential Holdings, L.P., a Delaware limited partnership, or our Operating Partnership, through BRG World Gateway Orlando, LLC, a Delaware limited liability company and a wholly owned subsidiary of our Operating Partnership, or BRG World Gateway, through BR World Gateway JV Member, LLC, a Delaware limited liability company and a wholly owned subsidiary of BRG World Gateway, or BR JV Member, acquired a 95.0% limited liability company interest, or the BRG World Gateway Interest, in BR Carroll World Gateway Orlando JV, LLC, or BR Carroll JV Entity, which is the owner and holder of a 100% limited liability company interest in BR Carroll World Gateway, LLC, a Delaware limited liability company, or Property Owner. Property Owner concurrently acquired a 252-unit, Class A, multi-family community located in Orlando, Florida then known as Century Palms at World Gateway, which, in connection with the acquisition, is being rebranded as Arium Palms at World Gateway, or the World Gateway Property.

The total purchase price paid for the World Gateway Property was $37.0 million, based on arm’s length negotiations with the unaffiliated seller of the World Gateway Property. In evaluating the World Gateway Property as a potential investment, a variety of factors were considered, including overall valuation of net rental income, expected capital expenditures, submarket demographics, community features and amenities, location, price per unit and occupancy.

Following our investment in the World Gateway Property, the organizational structure with respect to the ownership of the World Gateway Property is such that: (i) the World Gateway Property is owned by Property Owner, (ii) Property Owner is wholly owned by BR Carroll JV Entity, (iii) and the BR Carroll JV Entity is a joint venture entity owned 95.0% by BR JV Member and 5.0% by Carroll Co-Invest III World Gateway, LLC, a Georgia limited liability company, or the Carroll Member.

BR Carroll JV Entity

BR JV Member invested approximately $13.0 million to acquire a 95.0% equity interest in the BR Carroll JV Entity, and the Carroll Member invested approximately $0.7 million to acquire a 5.0% equity interest in the BR Carroll JV Entity, and have entered into a joint venture operating agreement for the BR Carroll JV Entity, or the JV Agreement. The JV Agreement contains terms, conditions, and indemnities that are customary and standard for joint ventures in the real estate industry.

Management and Major Decisions

BR JV Member is manager of BR Carroll JV Entity, subject to oversight by a management committee, which is controlled by BR JV Member. Under the JV Agreement, decisions of the management committee are subject to major decisions that are reserved to the members. These major decisions require the consent of both members, and include: (i) any capital transaction, including a refinancing or sale of the World Gateway Property; (ii) admission of additional members, subject to certain permitted affiliate transfers; (iii) liquidation, dissolution or termination of BR Carroll JV Entity or Property Owner; (iv) granting options, rights of first refusal, mortgages and similar interests in the World Gateway Property; (v) selling or otherwise disposing of the World Gateway Property; (vi) acquiring real property or other assets other than the World Gateway Property; (vii) taking actions that are reasonably likely to expose a party to liability under a loan guaranty; (viii) instituting or settling legal claims in excess of $50,000; (ix) entering into any agreement with an affiliated party; (x) amending, refinancing or replacing any financing to which BR Carroll JV Entity or Property Owner is a party, or which encumbers the World Gateway Property; (xi) incurring any capital expenses in excess of $50,000 unless pursuant to the approved annual business plan; (xii) making a loan to any member; (xiii) filing or initiating a bankruptcy or similar creditor protection action of BR Carroll JV Entity or Property Owner; (xiv) terminating the property management agreement or declaring a default thereunder, subject to cure provisions; although BR JV Member has certain heightened remedial rights with respect to a default by the Carroll-affiliated property manager; (xv) any amendment to the organizational documents of the BR Carroll JV Entity or Property Owner; or (xvi) making distributions to members other than in accordance with the JV Agreement. We refer to each of these herein as a JV Major Decision.

To the extent that BR JV Member and the Carroll Member are not able to agree on a JV Major Decision on or after August 20, 2017, either party may initiate a buy-sell process compelling the other member to purchase the initiating party’s membership interest or sell to the initiating party the non-initiating party’s membership interest. On or after August 20, 2017, either party may also initiate a process to compel the sale of the World Gateway Property, and if the non-initiating party rejects the offer of sale, the initiating party may put its membership interest in BR Carroll JV Entity to the non-initiating party.

Additional Capital Contributions

The JV Agreement provides that either member may call for mandatory, protective additional capital contributions to protect BR Carroll JV Entity’s interest in the World Gateway Property (e.g., payment of taxes, repair of the property following uninsured damage, payment of insurance premiums), prevent a default under any financing (e.g., payment of debt service following an operating shortfall, reserves required by the lender, a reduction in principal required by the lender to meet loan to value requirements), or for funds required to refinance the property when the current financing has matured or will mature in the near future (e.g., commitment fees, loan application fees, equity infusions to meet market loan to value requirements). The JV Agreement further provides that the management committee may call for capital contributions as reasonably determined to be necessary to effect an investment or expenditure for the World Gateway Property or BR Carroll JV Entity.

Distributions

Pursuant to the provisions of the JV Agreement, distributions are made generally as follows: (i) first, to the members, pro rata, in accordance with their ownership percentages until each member has received the greater of an internal rate of return of 10% or a return on the member’s total capital contributions equal to 1.3x thereof, (ii) second, 25% to the Carroll Member and 75% to BR JV Member, until BR JV Member has received an internal rate of return of 15%, and (iii) thereafter, 35% to the Carroll Member and 65% to BR JV Member; provided, however, if certain events occur, including the bankruptcy or dissolution of the Carroll Member or the affiliated property manager, or the occurrence of any gross negligence, fraud, or willful bad acts by Carroll Member or its affiliates with respect to the World Gateway Property, the distributions shall be made to the members, pro rata, in accordance with their percentage interests. Further, if a member fails to contribute required capital to the BR Carroll JV Entity, the other member has the right to make a loan to that defaulting member to fund the deficiency at a rate of 20% per annum, paid to the non-defaulting member from the defaulting member’s distributions until repaid in full.

Indirect Ownership Interests in World Gateway Property

As a result of the structure described above, we hold a 95.0% indirect equity interest in the World Gateway Property and the Carroll Member holds the remaining 5.0% indirect equity interest.

The World Gateway Property

The World Gateway Property is a multi-family community located at 9000 Avenue Pointe Circle, Orlando, Orange County, Florida 32821. The community contains 252 units. The World Gateway Property includes amenities such as a sand volleyball court, a fully-equipped fitness center, a resident business center, a gourmet grilling and picnic area, controlled access gates, and an auto detailing center.  The one-, two- and three-bedroom units range from 675 to 1,452 square feet and offer walk-in closets, gourmet appliances, intrusion alarm systems and private balconies and patios. The business plan of the BR Carroll JV Entity is to grow cash flow at the World Gateway Property through enhanced property management and a modest value-add renovation to unit interiors.

The World Gateway Property is located adjacent to the Celebration submarket, one of Orlando’s most affluent communities. The Celebration community is a large, urban development planned by Disney. It is proximally located to the Disney theme parks, which provide a substantial economic driver to the entire area.

BRG Manager, LLC, a Delaware limited liability company and our manager, or our Manager, believes that the World Gateway Property is well located, has acceptable roadway access, and will be adequately insured.

The World Gateway Property is managed by Carroll Management Group, LLC, an unaffiliated entity, under a property management agreement. The management fee is 2.75% of annual gross cash revenues, payable monthly. Carroll Management Group, LLC, is also entitled to a construction management fee equal to 5.0% of any expenses incurred in connection with (a) all interior renovation projects in excess of $10,000, in the aggregate, in any single calendar year, (b) any individual capital expenditure project set forth in the Annual Business Plan, as shown in Exhibit D to the JV Agreement and as amended from time to time, and (c) any other individual capital expenditure project the cost of which exceeds $10,000, which fee shall be calculated and paid upon each respective draw.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF REGISTRANT

Senior Loan Financing and Guaranty Obligations Related to the World Gateway Property

The acquisition of the World Gateway Property by Property Owner was funded with approximately $13.7 million of gross equity from the BR Carroll JV Entity, and a senior mortgage loan made by Jones Lang LaSalle Operations, L.L.C., on behalf of Freddie Mac, or the World Gateway Lender, to Property Owner in the principal amount of approximately $25.0 million, or the Senior Loan, which Senior Loan is secured by the World Gateway Property and improvements.  The Senior Loan has an 84-month term, maturing on September 1, 2022. The Senior Loan requires interest only payments for the first 48 months.

Prepayment is locked out for the first 24 months of the Senior Loan, and may be prepaid thereafter with a 1% make whole premium through and including May 31, 2022, and thereafter at par.

The interest rate during the initial loan term is based on one-month LIBOR plus 2.22%, and is adjusted each month. In order to offset interest rate risk, Property Owner has also entered into a three-year interest rate cap agreement with SMBC Capital Markets, Inc., with a cap rate of 5.75%. The rate cap agreement will need to be replaced upon expiration so that an interest rate cap is effective during the entire term of the loan. The rate cap agreement has been pledged to the World Gateway Lender as additional collateral for the repayment of the Senior Loan.

At the closing of the World Gateway Property, we entered into a Guaranty to provide certain standard scope non-recourse carveout guarantees (and related hazardous materials indemnities) to the Senior Loan which generally call for protection against losses by the World Gateway Lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy, or the World Gateway Guaranty. Our financial obligations under the Senior Loan and the World Gateway Guaranty, as discussed in this Item 2.03, arose on August 20, 2015 in connection with the closing of the Senior Loan. MPC Partnership Holdings, LLC, a Carroll Member affiliate, entered into the Guaranty on a joint and several basis with us, and the parties additionally entered into a backstop agreement pursuant to which the liability under the Guaranty was allocated between the parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Dated: August 26, 2015	By:	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Chief Executive Officer and President